Exhibit 99.1

CORPORATE OFFICE
1100 Cassatt Road, Berwyn, PA 19312

Contact: William J. Burke (610) 889-5249

AMETEK ACQUIRES REICHERT TECHNOLOGIES
—Broadens Offering to Attractive Medical Market—

Berwyn, PA, October 17, 2011— AMETEK, Inc. (NYSE: AME) today announced that it has acquired Reichert Technologies, a privately held manufacturer of analytical instruments and diagnostic devices for the eye care market headquartered in Depew, NY. The company was acquired for $150 million from Beecken Petty O’Keefe & Company and has estimated annual sales of $55 million.

Reichert Technologies is a leader and innovator in high-technology instruments used by ophthalmologists, optometrists, and opticians for vision correction and the screening and diagnosis of eye diseases such as glaucoma and macular degeneration.

“Reichert Technologies is an excellent acquisition, which expands AMETEK’s business in the medical market. It allows us to enter the highly attractive ophthalmic device market with an industry leader and innovator. Reichert Technologies invented the industry-standard Phoroptor® refraction device used in vision correction diagnosis. Reichert also is the global leader in tonometry instruments used to measure intra-ocular pressure, which is important for glaucoma screening,” notes Frank S. Hermance, AMETEK Chairman and Chief Executive Officer.

“The acquisition of Reichert Technologies adds significantly to our position in the medical market and provides us with another adjacency to grow in this attractive market segment. Reichert complements our acquisitions of Avicenna Technology earlier this year and Technical Services for Electronics in 2010. Both of these businesses provide highly engineered components and connectors to the medical industry. Reichert Technologies also broadens the range of products we offer, which includes Precitech Optoform machine tools used in niche ophthalmic lens manufacturing,” adds Mr. Hermance.

Reichert Technologies joins AMETEK as part of its Electronic Instruments Group (EIG) —a recognized leader in advanced monitoring, testing, calibrating, and display instruments. AMETEK EIG sells its instruments to the process and analytical, aerospace, power, and industrial markets worldwide and had 2010 sales of $1.3 billion.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with annualized sales of $3.0 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 and the Russell 1000 Indices.

—MORE—

AMETEK ACQUIRES REICHERT TECHNOLOGIES

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include AMETEK’s ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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